DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), March 31, 1997 AND DECEMBER 31, 1996

                               March 31,          December 31,
                                 1997                1996
ASSETS

CASH AND CASH EQUIVALENTS      $ 584,708         $  560,121
PROPERTY                       4,200,575          4,305,379
OTHER ASSETS                      87,822             38,342

TOTAL                         $4,873,105         $4,903,842

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $387,750           $376,941

PARTNERS' EQUITY:
General Partners                 (48,432)           (48,017)
Limited Partners               4,533,787          4,574,918
     Total partners' equity    4,485,355          4,526,901

TOTAL                         $4,873,105         $4,903,842

See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1997 AND 1996

                                March 31,         March 31,
                                  1997               1996
REVENUES:
Rental Income                   $613,241           $622,224
Interest                           3,255              2,824
     Total revenue               616,496            625,048

EXPENSES:
Operating Expenses               316,601            295,109
General and Administrative        71,521             75,788
     Total expenses              388,122            370,897

NET INCOME                      $228,374           $254,151

AGGREGATE NET INCOME ALLOCATED TO :
    Limited partners            $226,090           $251,609
    General partners               2,284              2,542
TOTAL                           $228,374           $254,151
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $ 9.52             $10.59

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED March 31, 1997 AND 1996

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL


EQUITY AT DECEMBER 31, 1995     ($44,075)     $4,965,085   $4,921,010

NET INCOME                         2,542         251,609      254,151
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

EQUITY AT MARCH 31, 1996        ($44,232)     $4,949,473   $4,905,241

EQUITY AT DECEMBER 31, 1996     ($48,017)     $4,574,918   $4,526,901

NET INCOME                         2,284         226,090      228,374
DISTRIBUTIONS                     (2,699)       (267,221)    (269,920)

EQUITY AT MARCH 31, 1997        ($48,432)     $4,533,787   $4,485,355


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                      March 31,          March 31,
                                        1997               1996

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 228,374        $ 254,151
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        104,805          103,697
  Changes in assets and liabilities:
     Increase in other assets            (49,480)         (62,327)
     Increase in liabilities              10,808           13,560
Net cash provided by operating
  activities                             294,507          309,081

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (269,920)        (269,920)


NET INCREASE IN CASH AND
 CASH EQUIVALENTS                         24,587           39,161

CASH AND CASH EQUIVALENTS:
At beginning of period                   560,121          506,933
At end of period                       $ 584,708        $ 546,094

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1997, and for the periods ended March 31, 1997 and 1996, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at March 31, 1997, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,364,514
        Furniture and Equipment               35,185
        Total                             10,158,699
        Less: Accumulated Depreciation   ( 5,958,124)
        Property - Net                   $ 4,200,575


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.